EX-28.p.16

Logan Capital Management, Inc. Adviser (hereinafter, “Logan” or the “Adviser”), in accordance with the requirements of Rule 204A of the Investment Advisers Act of 1940 (the “The Advisers Act”) and Rule 17j-1 under the Investment Company Act, as amended (the “1940 Act”) has approved and adopted this Code of Ethics (the “Code”). This Code sets forth the general fiduciary principles and standards of business conduct to which all of the Adviser’s Supervised Persons & Access Persons are subject. This Code further sets forth policies and procedures that are reasonably designed to prevent Supervised Persons & Access Persons, as defined herein, from engaging in conduct prohibited by the Act and establishes reporting requirements for these Supervised Persons & Access Persons. Certain capitalized terms used in this Code and not defined in the text herein, such as “Access Persons,” are defined in Appendix A-1. It is common for an individual to be considered both a Supervised Person & Access Person, although they may be considered either one or the other.

About the Adviser and this Code of Ethics

The Adviser is an investment adviser registered with the Securities and Exchange Commission (“SEC”) pursuant to the Advisers Act. Logan acts as investment adviser to investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”). Adviser current list of registered investment companies for which Logan serves as adviser (“Reportable Funds”) is attached as Appendix A2. This list should be interpreted to include any new Funds managed by Adviser, regardless of whether Appendix A-2 has been updated.

This Code is based on the principle that Adviser owes a fiduciary duty to its Clients, and that all Supervised Persons must avoid activities, relationships and interests that may present an actual or perceived conflict of interest. At all times, Supervised Persons must comply with applicable law, put the interests of clients first, avoid using knowledge of Adviser activity to take personal advantage, and observe the spirit of this Code of Ethics. Doubtful situations should be resolved in favor of Adviser’s clients; technical compliance with the Code does not insulate activities that abuse the Code’s governing principles.

Nothing in this Code prohibits a Supervised Person or Access Person from reporting possible securities law violations or any other disclosure that is protected by “whistleblower” laws or regulations to any governmental agency or entity, including, but not limited to the US Department of Justice, the SEC or any other entity.

Who is Covered by the Code

1.

This Code applies generally to all partners, officers, directors (or other persons occupying a similar status or performing similar functions), or employees of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser (hereinafter “Supervised Persons”) as determined by the Adviser’s Chief Compliance Officer (“CCO”) though certain sections apply only to Access Persons as defined in Appendix A-1. The Code will not apply to those parties that are either consultants, affiliated employees or part time employees who are performing non-investment related duties for the firm and have agreed to sign a non-disclosure agreement (“NDA”) and comply with the Adviser’s Inside Information Policy. . It is the responsibility of each Supervised Person or Access Person to immediately report to an Adviser’s CCO, any known or suspected violations of this Code, the Compliance Manual and the policies and procedures contained therein, or of any other activity of any person that could constitute a violation of law. If you are aware of any activity in this regard, you should contact the

CCO immediately. Failure to report a potential violation could result in disciplinary action against the non-reporting Supervised Person or Access Person. Each Adviser will ensure that Supervised Persons & Access Persons are not subject to retaliation in their employment as a result of reporting a known or suspected violation.

Things You Need to Know to Use this Code

There are three forms of reporting that Supervised Persons and/or Access Persons must engage in under this Code; the initial and annual submission of information on the Adviser’s automated compliance system as well as electronic submission of a quarterly transactions report. Information regarding access to the automated compliance system is available from the CCO or his or her designee.

All Supervised Persons & Access Persons must acknowledge within the automated compliance system that they have received, read and understood this Code and renew that acknowledgment on an annual basis. As part of the annual renewal, Access Persons will be required to make certifications that they have complied in fact with this Code during the prior year.

The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, (i) it is expected that waivers will be granted only in rare instances and, (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived. These immutable provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in IPOs, ICOs and Limited Offerings and that the definition of Access Persons include all members of the Board of Directors or its equivalent.

The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to all Supervised Persons & Access Persons.

GENERAL FIDUCIARY PRINCIPLES

It is the policy of the Adviser to act in the best interest of its clients and on the principles of full disclosure, good faith and fair dealing. The Adviser recognizes that it has a fiduciary duty to its clients. Acting as a fiduciary requires that the Adviser, consistent with its other statutory and regulatory obligations, act solely in the clients’ best interests when providing investment advice and engaging in other activities on behalf of clients. The Adviser and their Supervised Persons & Access Persons must seek to avoid situations which may result in potential or actual conflicts of interest with these duties. To this end, the following principles apply:

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The Adviser and all Supervised Persons & Access Persons must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations;

•	The Adviser must have a reasonable basis for the investment advice and decisions it makes for its clients;

•	The Adviser must ensure that its investment decisions are consistent with client’s investment objectives, policies and any disclosures made to clients;

•	Supervised Persons & Access Persons must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of clients;

•	Supervised Persons & Access Persons should not take inappropriate advantage of their positions and may not, directly or indirectly, use client opportunities for personal gain; and

•	Supervised Persons & Access Persons must be loyal to the clients and place the interests of the clients above their own.

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The Adviser treats violations of this Code very seriously. If a Supervised Person or an Access Person violates this Code, the Adviser may take disciplinary measures against them, including, without limitation, imposing penalties or fines, reducing compensation, demotions, requiring unwinding of trades, requiring disgorgement of trading gains, suspending or terminating employment, or any combination of the foregoing.

•

Improper trading activity can constitute a violation of this Code. Supervised Persons & can also violate this Code, however, by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. A Supervised Person or Access Person’s conduct can violate this Code even if no clients are harmed by that conduct.

If there is any doubt or uncertainty about what this Code requires or permits, ask the CCO. Do NOT guess at the answer.

COMPLIANCE WITH THE FEDERAL SECURITIES LAWS

Supervised Persons are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:

•	the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules promulgated thereunder;

•	the Investment Advisers Act of 1940 and the SEC rules promulgated thereunder;

•	the Investment Company Act of 1940 and the SEC rules promulgated thereunder;

•	title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and

•	the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and the SEC and Department of the Treasury rules promulgated thereunder.

CONFLICTS OF INTEREST

Supervised Persons & Access Persons must avoid establishing financial interests or outside affiliations which may create a conflict, or appear to create a conflict, between the Supervised Person & Access Person’s personal interests and the interests of the Adviser or their clients. A potential conflict of interest exists whenever a Supervised Person or Access Person has a direct financial or other personal interest in any transaction or proposed transaction involving the Adviser or any of its clients. A conflict of interest may also exist where the Supervised Person or Access Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Supervised Person or Access Person has a friendship or other personal relationship.

In such situations, Supervised Persons & Access Persons must disclose the conflict to the CCO and recuse themselves from the decision-making process with respect to the transaction in question and from influencing or appearing to influence the relationship between the Adviser or any of its clients and the customer involved. Supervised Persons & Access Persons may not use non-public knowledge of a pending or currently considered securities transaction for a client to profit personally, directly or indirectly, as a result.

CONFLICT OF INTEREST BETWEEN THE ADVISER AND CLIENTS

In certain instances, the Adviser’s relationship with a client may require the Adviser to place the client’s interest above its own interests. If a Supervised Persons or Access Person becomes aware of a situation where the Adviser’s pursuit of its own interests in a transaction appears to conflict with its obligations to a client, he or she should bring the situation to the immediate attention of the CCO.

THE APPEARANCE OF A CONFLICT OF INTEREST MUST BE AVOIDED

All Supervised Persons & Access Persons are expected to be objective in making business decisions and to consider any improper interest or influence that could arguably impair that objectivity. In determining whether there is an appearance of conflict, each Supervised Person & Access Person should determine whether a reasonable, disinterested observer (i.e., investor, supplier, broker, an acquaintance, examiner or a government representative) would have any grounds to believe:

•	That the Adviser was serving its own interests or one client’s interests at the expense of another; or

•

That business with clients or the Adviser was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on the merits.

If a Supervised Persons or Access Person’s participation in a decision making process would raise the appearance of conflict of interest, the Supervised Persons or Access Person should inform his or her manager immediately.

OUTSIDE BUSINESS ACTIVITIES

All Supervised Persons & Access Persons’ board memberships, advisory positions, trade group positions, management positions, or any involvement with public or private companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on the Supervised Persons or Access Person’s work commitment to an Adviser. Approval must be obtained through the CCO, and will ordinarily require consideration by Senior Management of the Adviser. The Adviser can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent, subsidiary or affiliate the Adviser.

No Supervised Person or Access Person shall serve on the board of directors of a publicly traded company, unless the access person receives prior authorization from the Adviser’s CCO based upon a determination that the board service would be consistent with the interests of the Adviser’s clients. In the event the board service is authorized, the Adviser will ensure appropriate controls are in place to mitigate and disclose any associated conflicts of interest.

PREFERENTIAL TREATMENT

Supervised Persons & Access Persons must make investment decisions, undertake commitments, and perform their duties and obligations without favoritism of any kind and award business or contracts strictly on the basis of merit. A Supervised Persons or Access Person should not actively seek nor accept a discount on any item for personal use from a business contact. If such a person extends preferential treatment (for example, offers a discount) to the Supervised Person or Access Person in a personal transaction, the Access Person must have the preferential treatment pre-approved by the CCO before proceeding with the transaction.

BORROWING

Supervised Persons & Access Persons should borrow only from reputable organizations that regularly lend money. Borrowing from relatives, however, is not subject to restriction. If a Supervised Persons or Access Person borrows from any financial institution, the loan must not involve favored treatment of any kind based upon their employment with the Adviser.

GIFTS AND GRATUITIES

No Supervised Persons may give or receive on their own behalf or on behalf of Adviser any gift or other accommodation which has a value in excess of a de minimis amount (currently $100) from any vendor, broker, public company, securities salesman, client or prospective client of an Adviser (a “business contact”). No Supervised Persons may accept cash gifts or cash equivalents from any such person. This prohibition applies equally to gifts to members of the Family/Household of an Supervised Persons. Any gifts or accommodations in excess of the de minimis amount must be submitted to the CCO for prior approval. The CCO will maintain documentation of all such requests and resulting approvals or denials.

No Supervised Persons may give on their own behalf or on behalf of Adviser any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient. These policies are not intended to prohibit normal business entertainment.

ENTERTAINMENT AND MEALS

Payment for entertainment or meals where the Supervised Persons is not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the rules discussed above. Acceptance of meals and entertainment where the host is present is generally permitted. However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused. Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused. Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed. Finally, under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person.

STANDARDS OF BUSINESS CONDUCT

GENERAL

Supervised Persons are expected to conduct themselves at all times in a manner consistent with the highest professional standards. Each Supervised Persons accordingly must devote his or her attention and skills to the performance of his or her responsibilities and avoid activities that interfere with that responsibility or that are detrimental to the Adviser and its reputation.

COMMUNICATIONS WITH CLIENTS

All communications with clients, whether verbal or written, must convey information clearly and fairly. Supervised Persons must comply with Adviser’s policies and procedures regarding Advertising and Performance Reporting. Exaggerated, unwarranted or misleading statements or claims are prohibited.

DISCLOSURE OF CONFIDENTIAL INFORMATION

In the course of conducting business, Supervised Persons may become privy to confidential information about the Adviser, its present and prospective clients, Reportable Funds and other service providers. It is a violation of this Code, and in some cases may be a violation of law, for any Access Person to disclose to anyone other than another Supervised Persons any confidential information obtained while in the course of conducting business on behalf of Adviser. Disclosure to other Supervised Persons should be made only when and to the extent necessary to further the legitimate business purposes of an Adviser. Supervised Persons may not use any such information in connection with their personal investments or investments of others subject to their control.

CLIENT AND INVESTOR INFORMATION

Clients and investors in the Adviser have the right to expect each Adviser and their Access Persons to treat information concerning their business dealings in the strictest confidence. Accordingly, no one may divulge investor confidences except in accordance with each Adviser’s privacy policy and unless the party to whom a disclosure is made is legitimately entitled to the information (i.e., needs to know the information in furtherance of the investor’s business) or the investor gives prior consent to the disclosure. Any such prior consent should be documented in advance of disclosure.

COMPANY INFORMATION

Confidential information about the Adviser, their parent or other affiliated companies, that is obtained by a Supervised Person or Access Person, including their clients, products, processes, financial condition, plans, patents, or licenses may not be disclosed to persons outside of the organization, except with the approval of senior management and to further the legitimate business purposes of Adviser.

Discretion should always be used when handling confidential client information or company information, and such information should never be disseminated to an unauthorized person. Access Persons are reminded that when it is necessary to carry sensitive information off the firm’s premises, they should take appropriate care for its security. Specifically, Access Persons should avoid casually displaying documents or engaging in confidential business conversations in public places, including, but not limited to, elevators, hallways, restrooms, airports, and in public transportation. Access Persons who take documents or computer files off the premises to work at home should return all such materials to the Adviser upon completion of the particular at home project. Any questions about the confidential nature of information or whether confidential information may be disclosed should immediately be referred to the CCO.

CORPORATE ASSETS

All information, products and services connected to or generated by each Adviser as a business are considered corporate assets to which the Adviser has ownership rights. Corporate property utilized or developed by Supervised Persons during their employment, including, but not limited to, files, analysis, reference materials, reports, written or e-mail correspondence, trade secrets, client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively each Adviser’s property both during employment and after the Supervised Person leaves the firm. Accordingly, all Supervised Persons are expected to protect each Adviser’s ownership or property including all information, products, and services and to return all information to the Adviser at the termination of employment.

Further, Supervised Persons are prohibited from misusing each Adviser’s corporate assets (including use of assets for a non-business purpose, theft, inflation of expenses, etc.) and from misusing or removing those assets from the premises upon leaving the firm. Before beginning employment with an Adviser, each Supervised Person should give his or her manager a copy of any non-competition, non-disclosure or non-pirating agreement by which the Access Person is bound at the time of hiring. Any questions about this requirement should be raised with senior management.

BRIBERY

Under federal law, it is illegal for Adviser or any Supervised Person to pay, offer to pay, or authorize a payment of any money or other thing of value to:

•	an official of a local, state, federal or foreign government or an agency of a local, state, federal or foreign government;

•	a political party or official thereof, or a candidate for political office; or

•	any other person the payor knows or have reason to know will pay or give the money or value to those listed above where the purpose is to influence the recipient to take or refrain from taking any official action or to induce the recipient to use his or her influence to affect governmental action to obtain, retain, or direct business for Adviser. Offering or making any such remuneration or consideration to a domestic or foreign government official, political party or candidate for political office is strictly prohibited. All Supervised Persons must immediately report all invitations to accept a bribe or any proposal or suggestion of a similar illegal nature to the CCO or his or her designee.

POLITICAL CONTRIBUTIONS / PAY-TO-PLAY

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“Pay-to-play” refers to the practice whereby an adviser or its employees make political contributions or gifts for the purpose of obtaining or retaining advisory contracts with government entities. General fiduciary principles under the Advisers Act require each Adviser to take reasonable steps to ensure that any political contributions made by it or its employees are not intended to obtain or retain advisory business. In addition, in 2010, the SEC adopted a rule that substantially restricts contribution and solicitation practices of investment advisers and certain of their related persons. The rule has three key elements:

1.

It prohibits an investment adviser from providing advisory services for compensation - either directly or through a pooled investment vehicle – for two years, if the adviser or certain of its executives or employees make a political contribution to an elected official who is in a position to influence 0F1 the selection of the adviser.

2.

It prohibits an advisory firm and certain executives and employees from soliciting or coordinating campaign contributions from others – a practice referred to as “bundling” - for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.

3.

It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.

The rule includes a de minimis provision that permits contributions of up to $350 for candidates for whom the contributor is entitled to vote, and $150 for candidates for whom the contributor is not entitled to vote. All requests in excess of $150 must be pre-cleared as indicated below, regardless of whether the Access Person is able to vote for the candidate.

[1]	The concept of ‘influence’ may be interpreted very broadly. (footnote added)

Political contributions or gifts from the Adviser, their Supervised Persons and solicitors to persons who may be in a position to affect the award of business to the Adviser may raise various legal and regulatory issues. For instance, the SEC as well as many states and municipalities have rules disqualifying advisers from managing assets for certain governmental entities if the adviser, any employee or an adviser’s solicitor have contributed to certain political organizations, candidates or state officials for office.

To avoid violating such rules, as well as to avoid the appearance of impropriety, all political contributions must be in compliance with the following procedures:

Pre-Approval of Contributions in Excess of $150.00 - When making contributions, Access Persons must be sensitive when considering a contribution to a political party, PAC or person who is, or may in the future be, in a position to affect the award of business to Adviser. Therefore, prior to making any political contribution or gift (including subscriptions, loans or deposit of money or anything of value given) to any political party (e.g., Republican, Democratic, Independent), Political Action Committees (“PAC”) or to any state or local official as defined by this policy in excess of $150 (whether in a lump sum or series of contributions in any calendar year), the Supervised Person should seek approval from the CCO or his or her designee.

Quarterly Reporting - All Access Persons will be requested to include on their Quarterly Transaction Report (submitted via the Adviser’s automated compliance system) their political contributions during the quarter. These contributions may include subscriptions, loans or deposits of money or anything of value given to any political party (e.g., Republican, Democratic, Independent), PAC or to any state official as defined by this policy.

State officials are defined in this policy as any person, who was, at the time of the political contribution or gift, a candidate for governor, treasurer or a legislative seat. A PAC is defined as a private group organized to elect or defeat government officials in order to promote legislation that is often favorable to that group’s purpose or mission. The quarterly report will ask the Supervised Person to disclose the name of recipient, amount of the contribution or gift value, office and state of the campaign and the date of the contribution. Additionally, each Supervised Person will indicate whether they are entitled to vote for the recipient of their political contribution.

Separation of Political and Employment Activities - All political activities of Supervised Persons must be kept separate from employment and expenses may not be charged to Adviser. Supervised Persons may not conduct political activities during working hours or use the Adviser’s facilities for political campaign purposes without the prior written approval of the CCO or his or her designee.

No Contribution on Behalf of the Adviser - Access Persons may not make political contributions on behalf of the Adviser to any political party, or in connection with any federal, state, or local campaigns, except with the prior written approval of the CCO or his or her designee.

RELATIONS WITH REGULATORS

It is each Adviser’s policy to cooperate with government authorities and regulators during routine audits and examinations, as well as inquiries and investigations. The CCO or his or her designee must immediately be made aware of any requests from government authorities or regulators and should be involved in responding to all such inquiries in order to be certain that Adviser is providing complete and accurate information to regulators, as well as to ensure awareness of pending inquiries that may require the maintainenance certain records.

PROHIBITION ON USE OF INSIDE INFORMATION

The Adviser and their personnel may have access to confidential information about clients, investment advice provided to clients, securities transactions being affected for client accounts and other sensitive information. In addition, from time to time, each Adviser or its personnel may come into possession of information that is “material” and “nonpublic” (each as defined below) concerning a company or the trading market for its securities.

Section 204A of the Advisers Act requires that an adviser establish, maintain and enforce written policies and procedures reasonably designed to prevent an adviser and its access persons from misusing material, nonpublic information. Supervised Person violations of the laws against insider trading and tipping can expose each Adviser and any Supervised Person involved to severe criminal and civil liability. In addition, each Adviser and its personnel have ethical and legal responsibilities to maintain the confidences of the Adviser’s clients, and to protect as valuable assets confidential and proprietary information we have developed or that have been entrusted to us.

Although the Adviser respects the rights of their Supervised Persons to engage in personal investment activities, it is important that we avoid any appearance of impropriety and remain in full compliance with the law and the highest standards of ethics. Accordingly, Supervised Persons must exercise good judgment when engaging in securities transactions and when relating to others information obtained as a result of employment with Adviser. If an Supervised Person has any doubt whether a particular situation requires refraining from making an investment or sharing information with others, this doubt should be resolved against taking this action.

It is unlawful for Adviser or any of their Supervised Persons to use this information for manipulative, deceptive or fraudulent purposes. The kinds of activities prohibited include “front-running,” “scalping” and trading on inside information. “Front-running” refers to a practice whereby a person takes a position in a security in order to profit based on his or her advance knowledge of upcoming trading by clients in that security which is expected to affect the market price. “Scalping” refers to a similar abuse of client accounts, and means the practice of taking a position in a security before recommending it to clients or effecting transactions on behalf of clients, and then selling out the Supervised Person’s personal position after the price of the security has risen on the basis of the recommendation or client transactions.

Depending upon the circumstances, each Adviser and any Supervised Person involved may be exposed to potential insider trading or tipping liability under the federal securities laws if Adviser or any Supervised Person advises clients concerning, or executes transactions in, securities for which an Adviser possesses material, nonpublic information. In addition, the Adviser as a whole may be deemed to possess material, nonpublic information known by any of its Supervised Persons, unless it has implemented procedures to prevent the flow of that information to others within the Adviser. The Adviser has implemented these procedures, called “Information Barrier” procedures.

An Information Barrier is a set of written policies and procedures designed to control and prevent the dissemination of nonpublic information concerning an issuer of securities between the various separate departments (or entities) which regularly come into possession of, or generate, this information. An Information Barrier also controls the dissemination of nonpublic information within a particular department (or entity).

An effective Information Barrier permits sales, trading, risk arbitrage and other activities to continue in the ordinary course of business even though another department is in possession of inside information. It is critical that all Supervised Persons follow the specific Information Barrier policies and procedures set out below.

Supervised Persons are prohibited from disclosing material, nonpublic and other confidential information to any person inside Adviser, except to the extent that the person has a bona fide “need to know” in order to carry out the Adviser’s business, including management and supervisory functions and the administration of Adviser’s compliance policies and procedures.

Even after trading in a security has been restricted, the dissemination of material, nonpublic, or confidential information concerning or relating to the security should continue to be on a need-to-know basis only.

Without limiting this general prohibition, Supervised Persons involved in transactional or other activities for any department (or entity) which results in the receipt or generation of material, nonpublic or confidential information (“Transactional Supervised Persons”) must be particularly careful that they do not transmit this information to Supervised Persons involved with trading activities and other non-transactional Supervised Persons (“Non-Transactional Supervised Persons”). Transactional Supervised Persons (or other Supervised Persons possessing inside information) may not give, and Non-Transactional Supervised Persons may not ask for, this information. As a general matter, Transactional Supervised Persons should not discuss specific issuers of securities or transactions that are or might become the subject of a firm assignment with Non-Transactional Supervised Persons.

The Adviser has adopted the following policies and procedures to (i) ensure the propriety of Supervised Person trading activity; (ii) protect and segment the flow of material, nonpublic and other confidential information relating to client advice and securities transactions, as well as other confidential information; (iii) avoid possible conflicts of interest; and (iv) identify trades that may violate the prohibitions against insider trading, tipping, front-running, scalping and other manipulative and deceptive devices contained in federal and state securities laws and rules.

No Supervised Person shall engage in transactions in any securities while in possession of material, nonpublic information regarding the securities (so-called “insider trading”). Nor shall any Supervised Person communicate this material, nonpublic information to any person who might use the information to purchase or sell securities (so-called “tipping”). The term “securities” includes options or derivative instruments on those securities and other securities that are convertible into or exchangeable for those securities.

1.

“Material.” The question of whether information is “material” is not always easily resolved. Generally speaking, information is “material” where there is a substantial likelihood that a reasonable investor could consider the information important in deciding whether to buy or sell the securities in question, or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Where the nonpublic information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issuer involved. Common, but by no means exclusive, examples of “material” information include information concerning a company’s sales, earnings, dividends, significant acquisitions or mergers and major litigation. So-called “market information,” such as information concerning impending securities transactions may also, depending upon the circumstances, be “material.” Because materiality determinations are often challenged with the benefit of hindsight, if an Access Person has any doubt whether certain information is “material,” this doubt should be resolved against trading or communicating this information.

2.

“Nonpublic.” Information is “nonpublic” until it has been made available to investors generally. In this respect, one must be able to point to some fact to show that the information is generally public, such as inclusion in reports filed with the SEC or press releases issued by the issuer of the securities, or reference to this information in publications of general circulation such as The Wall Street Journal or The New York Times. In general, information may be presumed to have been made available to investors after two business days from the formal release of this information.

3.

“Advisory Information.” Information concerning (i) what securities investment managers are following; (ii) specific recommendations investment managers make to clients; (iii) prospective securities transactions of Adviser’s clients; or (iv) clients’ current holdings (together, “Advisory Information”) is strictly confidential. Under some circumstances, Advisory Information may be material and nonpublic.

4.	Prohibitions. In handling information obtained as a result of employment with Adviser, Supervised Persons:

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Shall not disclose material, nonpublic or other confidential information (including Advisory Information) to anyone, inside or outside Adviser (including Immediate Family members), except on a strict need-to-know basis and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient;

•	Shall refrain from recommending or suggesting that any person engage in transactions in any security while in possession of material, nonpublic information about that security;

•	Shall abstain from transactions, for their own personal accounts or for the account of any client, in any security while in possession of material, nonpublic information regarding that security; and

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No Access Person shall intentionally seek, receive or accept information that he believes may be material and nonpublic except with the written approval of, and subject to any and all restrictions imposed by, the CCO.

Protection of Material, Nonpublic Information

On occasion, a company may, as a means to seek investors in restricted or private placement securities issued by it, send to Adviser materials that contain material, nonpublic or other confidential information. Typically, these materials will be accompanied by a transmittal letter (and an inner, sealed package) that indicates the confidential nature of the enclosed materials and that the opening of the inner package constitutes an agreement to maintain the confidentiality of the information. In this circumstance, any Supervised Person receiving any of these materials should not open the inner package, but should immediately consult with the CCO or his or her designee.

If an Supervised Person should come into possession of information concerning any company or the market for its securities that the Supervised Person believes may be material and nonpublic, the Supervised Person should notify the CCO immediately. In addition, the Supervised Person shall refrain from either disclosing the information to others or engaging in transactions (or recommending or suggesting that any person engage in transactions) in the securities to which the information relates, without the prior written approval of the CCO or his or her designee.

Protection of Other Confidential Information

Information relating to past, present, or future activities of the Adviser, their affiliates or clients that has not been publicly disclosed shall not be disclosed to persons, within or outside of Adviser, except for a proper firm purpose. Supervised Persons are expected to use their own good judgment in relating to others information in these areas.

In addition, information relating to another Supervised Person’s medical, financial, employment, legal, or personal affairs is confidential and may not be disclosed to any person, within or outside of Adviser, without the Supervised Person’s consent or for a proper purpose authorized by the CCO or his or her designee.

Procedures to Safeguard Material, Nonpublic and Other Confidential Information

In handling material, nonpublic and other confidential information, including Advisory Information, Supervised Persons shall take appropriate steps to safeguard the confidentiality of this information. When not in use, all documents (whether in paper or electronic form) containing confidential information should be stored in secure areas. Under no circumstances should confidential documents be left on desks, counter tops, or floors where others can see them. Nor should any Supervised Person review or work on any confidential documents in any setting that would permit others to see the documents, such as in airplanes or public spaces.

RESTRICTIONS ON PERSONAL TRADING ACTIVITY

GENERAL POLICIES

No Supervised Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired” by a client:

•	employ any device, scheme or artifice to defraud the client;

•	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the client; or

•	engage in any manipulative practice with respect to the client.

No Supervised Person, nor any member of their Immediate Family/Household, may trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security.

RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS BY ACCESS PERSONS.

Each Access Person shall take whatever action is necessary to direct his or her broker to effectuate, on a timely basis, electronic submission into the Adviser’s automated compliance monitoring system of trade confirmations for transactions within securities accounts which the Access Person has a direct or indirect Beneficial Ownership interest other than those holding only Exempt Securities. Private securities transactions and holdings shall be reported by the Access Person within the Adviser’s automated compliance system. It is the responsibility of each Access Person to ensure that authorization to obtain electronic data is provided. Accounts that are not capable of feeding into the system electronically will be reviewed by the CCO or his or her designee on a case-by-case basis in order to determine whether an account needs to be moved to another institution. If approved for manual import, statements must be provided within 30 days of their date.

RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS BY INVESTMENT PERSONS

Each Investment Person shall be restricted from trading in any issuer that is placed on the Watch List, regardless of the availability of the Blue Chip Exemption noted below.

RESTRICTIONS ON SHORT TERM (30 DAYS) PERSONAL SECURITIES TRANSACTIONS

Purchases and sales of the same security are prohibited from occurring within 30 days or less of each other (“Short Term Trading”) for all trading in Securities by Access Persons who are employees of the Adviser. For example, if a security is bought today, it cannot be sold for 30 days. Conversely, if it sold today, it cannot be repurchased for 30 days. This prohibition applies to any type of security of the same issuer. However, it does not apply to gifted securities.

PRE-CLEARANCE OF INVESTMENTS IPOS, ICOS, LIMITED OFFERINGS OR PRIVATE PLACEMENTS.

Access Persons may not directly or indirectly acquire Beneficial Ownership in any Securities in an IPO, ICO (Initial Coin Offering), Limited Offering, or Private Placement without obtaining, in advance of the transaction, clearance from Adviser’s CCO or his or her designee. In order to obtain pre-clearance, the Access Person must submit a request to the CCO or his or her designee, through the Adviser’s automated compliance system. The CCO or his or her designee must review each request for approval and record the decision regarding the request through the Adviser’s automated compliance system. The general standards for granting or denying pre-clearance for IPOs, ICOs and private transactions are whether the opportunity is of limited availability and more appropriately reserved for client accounts and whether it is included in the Watch or Restricted List. The CCO or his or her designee retains authority to grant pre-clearance in exceptional circumstances for good cause. If pre-clearance is obtained, the approval is valid until the transaction closes, unless otherwise notified by the CCO or his or her designee. The CCO or his or her designee may revoke a pre-clearance any time after it is granted and before the transaction is executed. A Managing Partner will be responsible for approving pre-clearance requests initiated by the CCO.

PRE-CLEARANCE OF OTHER NON-EXEMPT SECURITIES (PUBLICLY TRADED SECURITIES)

Access Persons may not buy or sell Securities, other than Exempt Securities, for any account in which he or she has any direct or indirect Beneficial Ownership, unless Access Person obtains, in advance of the transaction, clearance for that transaction from the CCO or his or her designee. The general standards for granting or denying pre-clearance are discussed below, although the CCO or his or her designee retains authority to grant pre-clearance in exceptional circumstances for good cause.

When and how pre-clearance must be obtained

Access Persons must obtain pre-clearance prior to acquiring or disposing of a direct or indirect Beneficial Ownership interest in any Security, other than Exempt Securities.

In order to obtain pre-clearance, an Access Person must submit to the CCO or his or her designee a request through the Adviser’s automated compliance system. If the transaction is approved by the CCO or his or her designee, that approval is valid for the day on which it is granted and the immediately following business day. The CCO or his or her designee may revoke a pre-clearance any time after it is granted and before the transaction is executed.

When will pre-clearance be denied

Pre-clearance may be denied in instances when Adviser is trading or considering the Security at issue for a Client account. Additionally, pre-clearance will be denied for a Security contained within a Restricted or Watch List. The CCO or his or her designee retains the right to deny pre-clearance for any reason whatsoever, without disclosure of the basis for the denial to the Access Person.

PRE-CLEARANCE OF GIFTING SECURITIES

Access Persons may not gift Securities, other than Exempt Securities, for any account in which he or she has any direct or indirect Beneficial Ownership, unless such Access Person obtains, in advance of the transaction, clearance for that transaction from the CCO or his or her designee. The gift or donation should be pre-cleared as a sale with a comment from the access person noting that it is a gift. All rules herein associated with public securities transactions will apply to the disposition of the gifted or donated security.

BLACKOUT PERIOD

Blackout Period. No personal securities transaction of an Access Person will be cleared if a Fund or any client (1) has a conflicting order pending or (2) is actively considering a purchase or sale of the same security. A conflicting order is any order for the same security, or an option on or warrant for that security, that has not been fully executed. A purchase or sale of a security is being “actively considered” (a) when a recommendation to purchase or sell has been made for a Fund and is pending, or (b) with respect to the person making the recommendation when that person is seriously considering making the recommendation.

Blue Chip Limited Exemption from Blackout Period. Access Persons will receive pre-clearance approval for a purchase or sale of securities which have a market capitalization exceeding $10 billion, regardless of its inclusion on the Restricted List. Securities purchased pursuant to this Blue Chip exemption to the Blackout Period must be reported on quarterly transaction reports.

RESTRICTED

Adviser may maintain a Restricted list containing the names of Securities which are determined to be at risk for potential conflicts of interest. The contents of the Restricted List are to be maintained exclusively by the CCO or his or her designee. The basis for denials related to a Security’s presence on the Restricted Lists are not required to be disclosed to the Access Person seeking pre-clearance.

Adviser will place the names of Securities that are being traded in client’s accounts on the Restricted List and Access Persons will be denied pre-clearance to trade those Securities (including all types of securities of the specific issuer) while on the Restricted List.

In circumstances where Access Persons are either on the board or have another role with a publicly traded company, blackout periods will be imposed in advance of quarterly earnings information release. In addition, blackouts will be imposed upon any Access Person’s receipt of potentially material non-public information on any security. Access Persons are obligated to provide the CCO or his or her designee with information immediately upon receipt of potentially material non-public information. (as outlined within the section of this Code relating to the Prohibition of Use of Insider Information.)

WATCH LIST

Adviser may maintain a Watch List containing the names of securities that are under consideration of the Research Committee for transactions in the near term. If an Access Person requests pre-clearance for a security on the Watch List, it will be flagged for further review by the CCO or his or her designee.

REPORTING REQUIREMENTS & PROCEDURES

In order to provide the Adviser with information to enable them to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply.

In order to ensure compliance with these policies and procedures, the CCO or his or her designee will utilize the automated compliance system to review the following:

a.	the attestation of each Access Person in regard to their holdings on an annual basis;

b.	the attestation of each Access Person in regard to their transactions on a quarterly basis; and

c.	any exceptions generated from the automated compliance system.

INITIAL HOLDINGS REPORTS:

Within ten days after a person becomes an Access Person, such person shall submit to the CCO or his or her designee (through the Adviser’s automated compliance system) a holdings report containing, at a minimum, (a) the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person have any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Securities other than Exempt Securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report. The holdings report must be current as of a date no more than 45 days prior to the date the person became an Access Person. Initial holdings should be contained within an account statement from the financial institution which should be uploaded into the automated compliance system.

ANNUAL HOLDINGS REPORTS:

In accordance with the Adviser’s standard compliance calendar, an Access Person shall certify the accuracy and completeness of reports of current holdings available through the Adviser’s automated compliance system, as of a date no more than thirty (30) days prior to the date the report is submitted. Each annual holdings system report must contain, at a minimum, (a) the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the Access Person have any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities other than Exempt Securities are held for the person’s direct or indirect benefit; and (c) the date the Access Person submits the report.

QUARTERLY TRANSACTION REPORT:

Each Access Person shall certify the accuracy and completeness of reports through the Adviser’s automated compliance system, showing all transactions in Securities (other than Exempt Securities) in which the Access Person have, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the Access Person and any gifts or political contributions made during the preceding quarter. Such reports shall be submitted through the system no later than 30 days after the end of each calendar quarter.

FUND BOARD REPORT:

On a periodic basis, but not less than annually, Adviser’s Chief Compliance Officer shall prepare a written report to each registered fund client’s Chief Compliance Officer and its Board of Trustees setting forth the following:

a.

A description of any issues arising under the Code or underlying procedures since the last report to the Board including, but not limited to, information about material violations of the Code or underlying procedures and sanctions imposed in response to the material violations.

b.	A certification on behalf of Adviser that Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;

c.	A summary of existing procedures concerning personal investing and any changes in procedures made during the past year

ADMINISTRATION OF THE CODE

The CCO is responsible for the Administration of the Code of Ethics. He or she may delegate duties related to its administration, however ultimate responsibility remains with the CCO.

Recordkeeping

In accordance with Rule 17j-1 under the 1940 Act and Rules 204A-1 and 204-2 under the Advisers Act. Adviser shall maintain records at its principal place of business in the manner and to the extent set forth below:

•	A copy of each code of ethics that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place.

•

A record of any violation of the code of ethics and of any action taken as a result of the violation must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation.

•

A copy of each report made by an Access Person, including any information provided in lieu of the reports, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible.

•

A record of all persons, currently or within the past five years, who are or were required to make reports, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place.

•

A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of securities offered in an IPO, ICO or a Limited Offering, must be maintained for at least five years after the end of the fiscal year in which the approval is granted.

Confidentiality

The Adviser will endeavor to maintain the confidentiality of all requests and reports and any other information filed pursuant to this Code. Such reports and related information, however, may be produced to the SEC and other regulatory agencies.

APPENDIX A-1. DEFINITIONS

The definitions and terms used in this Code are intended to mean the same as they do under the Advisers Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in this Code is not defined, the definitions and meanings in the Advisers Act or other federal securities laws, as applicable, should be followed.

Access Person means: (i) every Director, officer or employee of Adviser, (ii) every Access Person of Adviser who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Security for any client, or have access to nonpublic information about the portfolio holdings of any client, or whose functions relate to the making of any recommendations with respect to purchases and sales, and (iii) every other person (whether or not an Access Person of an Adviser, such as a consultant) who is subject to Adviser’s supervision and control who have access to nonpublic information regarding any purchase or sale of securities of any client, or have access to nonpublic information about the portfolio holdings of any client, or who is determined to be subject to the Code of Ethics by the CCO in his or her discretion.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not considered to be under the Automatic Investment Plan.

Beneficial Ownership or Beneficially Owns means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. Specifically, a person is the “beneficial owner” of any securities in which he or she have a direct or indirect pecuniary (monetary) interest. Beneficial Ownership includes, but is not limited to securities or accounts held in the name or for the benefit of the following:

•

a member of an Access Person’s Immediate Family/Household (spouse, domestic partner, child or parents) who lives in an Access Person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation);

•	a relative of the person who lives in an Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence;

•

a relative whose financial affairs an Access Person “controls”, whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);

•	an investment account over which an Access Person has investment control or discretion;

•	a trust or other arrangement that names an Access Person as a beneficiary; and

•

a non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or Access Person, or in which he owns 10% or more of any class of voting securities, a “controlling” interest as generally defined by securities laws, or over which he exercises effective control.

Note: Accounts managed by the Adviser and for which Access Persons either act as Trustee or have POA for the client account will not require code of ethics reporting as these are being monitored as part of the Adviser’s investment oversight process.

Control means the power to exercise a controlling influence over the management or policies of either Adviser. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of Adviser shall be presumed to control that Adviser. A natural person shall be presumed not to be a controlled person within the meaning of this title. Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the SEC by order either on its own motion or on application by an interested person.

Exempt Security means: (i) direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and High-Quality Short-Term Debt Instruments, including repurchase agreements, and shares of registered open-end investment companies (including shares issued by money market funds, , other than Reportable Funds, (ii) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds, (iii) securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control, (iv) securities purchased or sold in a transaction that is non-volitional on the part of the Access Person, including mergers, recapitalizations, tender offers or similar transactions, (v) securities acquired as a part of an Automatic Investment Plan, and (vi) any instrument that is not a security as defined in Section 202(a)(18) of the Advisers Act. These instruments include, but are not limited to:

•	Futures contracts (does not include securities futures);

•	Options on futures contracts (does not include securities futures);

•	Cryptocurrencies (with the exception of initial coin offerings - ICOs)

•	General partnership interests, provided generally that the interest entitles the owner to exercise management control over the partnership;

•	Direct interests in real estate.

Immediate Family/Household means a member of such Access Person’s immediate family (spouse, domestic partner, child or parents) who lives in the Access Person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation), and a relative of the Access Person who lives in such Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence.

Investment Person means Access Person who are regular attendees at the firm’s Research Committee meetings.

High Quality Short-Term Debt Instrument means any instrument that have a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

ICO (i.e. initial coin offering) An Initial Coin Offering, also commonly referred to as an ICO, is a fundraising mechanism in which new projects sell their underlying crypto tokens in exchange for bitcoin and ether. It’s somewhat similar to an Initial Public Offering (IPO) in which investors purchase shares of a company.

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933 (e.g., private placements).

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security. The purchase or sale of a security in an account in which an Access Person is deemed to have a Beneficial Ownership or a Beneficial Interest is deemed to be a purchase or sale of a Security by such Access Person.

Reportable Fund means any investment companies other than money market funds that are registered under the Investment Company Act for which Adviser serves as an investment adviser or whose investment adviser or principal underwriter controls Adviser, is controlled by Adviser, or is under common control with Adviser. A Reportable Fund includes registered investment companies that are sub-advised by Adviser.

Security or Securities means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

Security Future and Securities Futures Product The term security futures product (SFP) encompasses security futures and options on security futures. The term security future includes both futures on a single security (called single stock futures) and futures on narrow-based security indexes. With the passage of the Commodity Futures Modernization Act of 2000 (CFMA), broad-based security index futures, which are not considered security futures products, continue to trade under the sole jurisdiction of the CFTC, while security futures products are subject to the joint jurisdiction of the CFTC and the Securities Exchange Commission (SEC).

Supervised Person Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Adviser, or other person who provides investment advice on behalf of Adviser and is subject to the supervision and control of Adviser.

Short Term Trading Purchasing and selling or selling and re-purchasing the same security within 30 days or less of the other in any reportable security held by an investment person.

APPENDIX A-2 - REPORTABLE FUND INFORMATION )

Covered Adviser	Fund Ticker Symbol	Name of Reportable Fund	Type of Fund	Sub-Adviser
Logan Capital Management, Inc.	LGNMX	Logan Long/Short Fund	Open End Fund under Investment Company Act of 1940

Logan Capital Management, Inc.	LGNHX	Logan Large Cap Growth	Open End Fund under Investment Company Act of 1940